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                                                                   EXHIBIT 10.11


                           MOBILE STORAGE GROUP, INC.
                             2000 STOCK OPTION PLAN

                               SECTION 1. PURPOSE

        The purpose of the Mobile Storage Group, Inc., 2000 Stock Option Plan (the "Plan") is to enhance the long-term value of Mobile Storage Group, Inc., a California corporation (the "Company"), by offering opportunities to employees and directors of the Company to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and to acquire and maintain equity ownership in the Company.

                             SECTION 2. DEFINITIONS

        For purposes of the Plan and any Stock Option Agreement (as defined in Section 6.1) issued pursuant to the Plan, the following terms shall be defined as set forth below:

        "Affiliate" means, with respect to any Person (herein, the "first party"), any other Person that directly or indirectly controls, or is controlled by or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote 10% or more of the outstanding voting securities of such Person or (b) otherwise direct the management policies of such Person by contract or otherwise.

        "Award" means an award or grant of an Option to acquire Common Stock made to a Participant pursuant to the Plan.

        "Board" means the Board of Directors of the Company.

        "Change of Control" means any transaction or series of related transactions in which all of the Company is sold to a third party unaffiliated with the Company, the Windward Group or any of their Affiliates (whether by merger, consolidation, sale of shares of Common Stock, sale of all or substantially all the assets or any similar business combination) or in which the Windward Group and its Affiliates and their Permitted Transferees sell or otherwise dispose of all the shares of Common Stock held by such entities and Person. Notwithstanding the foregoing, the term "Change of Control" shall not include any sale or deemed sale or disposition of the Company to (a) any Affiliate of the Windward Group, (b) any entity or successor entity in which the Windward Group holds at least a majority of the total voting power of such entity or successor entity (or retains the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the members of the board of managers or other governing body of such entity or successor entity), (c) any entity in which the Company, directly or indirectly, owns a majority of the equity and voting interest (including a wholly owned subsidiary of the Company), or (d) any entity formed at the direction of the Company in connection with obtaining financing for the Company under an arrangement that provides the Company with an option to reacquire its assets or other properties or other similar financing arrangement.



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        "Closing" has the meaning ascribed to it in the Merger Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock" has the meaning ascribed to it in the Merger Agreement.

        "EBITDA" means, as of any date of determination, with respect to the applicable Reference Period, an amount equal to (i) consolidated net income (or loss) for such Reference Period, plus (ii) consolidated interest expense for such Reference Period, plus (iii) the amount of taxes, based on or measured by income, deducted in the determination of consolidated net income (or loss) for such Reference Period, plus (iv) the amount of depreciation and amortization expense deducted in the determination of consolidated net income (or loss) for such Reference Period, minus (v) non-recurring gains for such Reference Period (including without limitation any such gains on the sale or disposal of assets other than in the ordinary course of business), plus (vi) non-recurring losses for such Reference Period (including without limitation any such losses on the sale or disposal of assets other than in the ordinary course of business), in each case determined with respect to the Company and its subsidiaries on a consolidated basis and in accordance with GAAP.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" has the meaning ascribed to it in the Shareholders Agreement.

        "GAAP" means U.S. generally accepted accounting principles, as in effect on the date any calculation thereunder is made, applied on a basis consistent with prior periods.

        "Grant Date" means the date the Plan Administrator adopted the granting resolution or a later date designated in a resolution of the Plan Administrator as the date an Award is to be granted.

        "Holder" means the Participant to whom an Award is granted or the personal representative of a Holder who has died.

        "Interest" means the Windward Group's aggregate equity investment in the Company.

        "Merger Agreement" means the Agreement and Plan of Merger, dated as of February 28, 2000, by and among Windward Capital Partners II, L.P., Windward Capital LP II, L.L.C., Windward Acquisition/MS, L.L.C., the Company and the Company's Shareholders.

        "Option" means the right to purchase shares of Common Stock granted under Section 6.

        "Participant" means an individual who is a Holder of an Award or, as the context may require, any employee or director of the Company, its subsidiaries or Affiliates who has been designated by the Plan Administrator as eligible to participate in the Plan.

        "Permitted Transferee" has the meaning ascribed to it in the Shareholders Agreement.



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        "Person" means any individual, corporation, partnership, trust, limited liability company or other entity.

        "Plan Administrator" means the Board or any committee to which the Board delegates its duties to administer the Plan.

        "Reference Period" means, as of any date of determination, the four consecutive fiscal quarters of the Company ending immediately prior to such date of determination.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shareholders Agreement" means the Shareholders Agreement, dated as of March [___], 2000, among the Company, Windward Capital Partners II, L.P., Windward Capital LP II, L.L.C. and other Shareholders listed therein.

        "Transfer" or "Transferred" means any direct or indirect sale, assignment, mortgage, transfer, pledge, gift, hypothecation or other disposition or transfer of any Option (other than any bona fide pledge or hypothecation of an Option to a financial institution(s) in connection with any loan from such financial institution(s)).

        "Voluntary Termination" has the meaning ascribed to it in the Shareholders Agreement.

        "Windward Group" means Windward Capital LP II, LLC, a Delaware limited liability company, and Windward Capital Partners II, L.P., a Delaware limited partnership.

                            SECTION 3. ADMINISTRATION

3.1     PLAN ADMINISTRATOR

        The Plan shall be administered by the Board or any committee to which the Board delegates it duties to administer the Plan.

3.2     ADMINISTRATION AND INTERPRETATION BY THE PLAN ADMINISTRATOR

        (a) Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the amount of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. Notwithstanding the foregoing, no grant of an Award shall be effective until such grant has been approved by a majority of the disinterested directors on the Board.

        (b) The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt and change rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to


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the Plan, shall be conclusive and binding on all parties involved or affected.
The Plan Administrator may delegate administrative duties to such of the Company's officers or employees as it so determines.

                      SECTION 4. SHARES SUBJECT TO THE PLAN

4.1     AUTHORIZED NUMBER OF SHARES

        The Board may grant Options under the Plan for the purchase in the aggregate of up to 21,000 shares of Common Stock in the Company, consisting of

           (a) 14,000 shares of Common Stock, which may be granted to the employees and directors of the Company, its subsidiaries or Affiliates and which shall be subject to the vesting requirements set forth in Section 6.4(a) of the Plan (the "Time Options");

           (b) 3,500 shares of Common Stock, which may be granted to the employees and directors of the Company, its subsidiaries or Affiliates and which shall be subject to the vesting requirements set forth in Section 6.4(b) of the Plan (the "35% Performance Options"); and

           (c) 3,500 shares of Common Stock, which may be granted to employees and directors of the Company, its subsidiaries or Affiliates and which shall be subject to the vesting requirements set forth in Section 6.4(c) of the Plan (the "45% Performance Options"); provided that, except as otherwise specifically provided in any applicable Option Agreement, the number of shares of Common Stock subject to any Option shall always be rounded down to the nearest whole number. Shares of Common Stock to be optioned and sold may be made available from authorized but unissued shares held by the Company.

4.2     REUSE OF SHARES

        Any shares made subject to an Award that cease to be subject to the Award (other than by reason of exercise of the Award) shall again be available for issuance in connection with future grants of Awards under the Plan.

                             SECTION 5. ELIGIBILITY

        Awards may be granted under the Plan to those employees and directors of the Company, its subsidiaries or Affiliates, as the Plan Administrator from time to time selects.

                          SECTION 6. AWARDS OF OPTIONS

6.1     GRANT OF OPTIONS

        All Options under the Plan shall be granted by the Plan Administrator. The grant of Options shall be evidenced by agreements containing such terms and provisions as are approved by the Board (each a "Stock Option Agreement"), but which are not inconsistent with the Plan.



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The Company shall execute Stock Option Agreements upon instructions from the
Plan Administrator.

6.2     OPTION EXERCISE PRICE

        The exercise price for the shares of Common Stock purchased under an Option shall be $403.55 per share or such other price as determined by the Plan Administrator.

6.3     TERM OF OPTIONS

        The term of each Option shall be as established by the Plan Administrator as set forth in the particular agreement evidencing the Award granted to the Holder or, if not so established, shall be 10 years from the Grant Date.

6.4     VESTING

           (a) Vesting Requirements for Time Options. Except as otherwise expressly set forth herein or in any particular Stock Option Agreement, Time Options shall vest over five fiscal years ending December 31, subject to the performance goals set forth below, with 20% of the shares subject to such Options vesting for each year in which the Company attains the target level set forth below relating to such year.

                     EMPLOYEE AND DIRECTOR OPTION VESTING --
                              PERFORMANCE CRITERIA


                                                     EBITDA MINIMUM
              CRITERIA PERIOD                         TARGET LEVEL
              ---------------                         ------------
              2000 fiscal year                       $36.5 million
              2001 fiscal year                       $52.0 million
              2002 fiscal year                       $60.0 million
              2003 fiscal year                       $72.0 million
              2004 fiscal year                       $90.0 million

Except as otherwise expressly set forth herein, in the event that the EBITDA Minimum Target Level is not reached in any given fiscal year, the Time Options that could have vested in such year under this Section 6.4(a) shall not vest (such Options shall be referred to as "Non-vested Options").

        In the event of a Change of Control prior to the end of the last fiscal year provided above, 100% of all such outstanding Time Options that have not vested (including both Non-vested Options relating to previous periods and unvested Options relating to future periods) will vest if the Windward Group achieves, after giving effect to such Change of Control transaction, a 25% compounded annual rate of return (as defined below) on its aggregate Interest in the Company (the "Windward Return"); provided, however, that in the event of a sale of less than all of the Windward Group's Interest in the Company that results in the achievement of the Windward



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Return regardless of any return which could be achieved (and assuming for such purposes that the remainder of the Windward Group's Interest is sold for zero), then such sale shall be deemed a "Change of Control" in which the Windward Return has been achieved.

           (b) Vesting Requirements for 35% Performance Options. Except as otherwise expressly set forth herein, all outstanding 35% Performance Options shall vest in the event of a Change of Control in which the Windward Group achieves, after giving effect to such Change of Control transaction, a 35% compounded annual rate of return on its aggregate Interest in the Company (the "35% Windward Return"); provided, however, that in the event of a sale of less than all the Windward Group's Interest in the Company that results in the achievement of the 35% Windward Return regardless of any return which could be achieved (and assuming for such purposes that the remainder of the Windward Group's Interest is sold for zero), then such sale shall be deemed a "Change of Control" in which the 35% Windward Return has been achieved.

           (c) Vesting Requirements for 45% Performance Options. Except as otherwise expressly set forth herein, all outstanding 45% Performance Options shall vest in the event of a Change of Control in which the Windward Group achieves, after giving effect to such Change of Control transaction, a 45% compounded annual rate of return on its aggregate Interest in the Company (the "45% Windward Return"); provided, however, that in the event of a sale of less than all the Windward Group's Interest in the Company that results in the achievement of the 45% Windward Return regardless of any return which could be achieved (and assuming for such purposes that the remainder of the Windward Group's Interest is sold for zero), then such sale shall be deemed a "Change of Control" in which the 45% Windward Return has been achieved.

           (d) Windward Rate of Return. In calculating the compounded annual rate of return on the Windward Group's aggregate Interest in the Company (or any portion thereof) for purposes of Section 6.4(a), 6.4(b) or 6.4(c), such amount shall be calculated based on the gross proceeds received by the Windward Group relating to the relevant transaction(s) after any payment of, or reasonable provision for, any costs or liabilities relating to such transaction, including, without limitation, (i) any transaction costs, including, without limitation, any legal, investment banking, brokerage, accounting, consulting and other similar fees and expenses, reasonably incurred by the Windward Group and its Affiliates in connection with such transaction(s), (ii) any liabilities or other amounts reasonably expected to arise (as determined prior to any such transaction by the Board) pursuant to any purchase price adjustments or indemnification obligations associated with such transaction(s) or pursuant to any pension or other post-employment benefit obligations of the Company and its subsidiaries, any environmental matters relating to the Company and its subsidiaries and any other similar liabilities for which the Windward Group and its Affiliates remain contingently liable, (iii) any indebtedness incurred by the Windward Group in connection with its acquisition of any part of its Interest or required to be paid by the Windward Group by reason of any such sale or disposition, and (iv) the dilutive effect of all options, warrants and similar securities, including, without limitation, Non-Vested Options, that vest as a result of the Change of Control. To the extent the proceeds of any transaction(s) include any securities or other property other than cash, the Board shall determine the Fair Market Value of such securities or property.

           (e) Cliff-Vesting. Notwithstanding anything to the contrary in
Section 6.4(a),



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(b), (c) or (d) above (including, without limitation, achievement of EBITDA
Minimum Target Levels or Windward Returns), each Option (whether a Time Option, 35% Performance Option or 45% Performance Option) granted by the Company under this Plan shall vest in full on the ninth anniversary of the Grant Date of such Option, subject to earlier expiration or termination in accordance with the terms of the applicable written agreement between the Company and the Holder as contemplated by Section 12.1 hereof.

6.5     EXERCISE OF OPTIONS

        To the extent that the right to purchase shares of Common Stock has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares of Common Stock with respect to which the Option is being exercised and accompanied by payment in full as described in Section 7. The Plan Administrator may determine at any time that an Option may not be exercised as to less than 10 shares at any one time (or the lesser number of remaining shares of Common Stock covered by the Option).

                               SECTION 7. PAYMENT

        Full payment for shares of Common Stock purchased upon exercising an option shall be made in cash or by check or by tendering previously owned shares of Common Stock at the Fair Market Value per share of Common Stock at the time of exercise, or through such other cashless or other exercise procedure approved by the Company. No shares of Common Stock may be issued until full payment of the purchase price therefor has been made.

                            SECTION 8. ASSIGNABILITY

        No Award granted under the Plan may be assigned, pledged or Transferred by the Holder except to a Permitted Transferee. During the Holder's lifetime, such Awards may be exercised only by the Holder or a Permitted Transferee of the Holder. To the extent provided in the Plan and in any particular Stock Option Agreement, an Award may be exercised by the estate or personal representative of a Holder. Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit any such Transfer and exercisability and may permit a Holder of such Awards to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Holder's death; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

                             SECTION 9. ADJUSTMENTS

9.1     ADJUSTMENT OF SHARES OF COMMON STOCK

        The number of shares of Common Stock covered by each outstanding Option granted under the Plan and the option price shall be adjusted to reflect any distribution of shares of Common Stock, as deemed appropriate by the Board, any exchange of shares of Common Stock, recapitalization, merger, consolidation, reorganization, liquidation or the like of or by the Company.



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9.2     LIMITATIONS

        The grant of Awards will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                    SECTION 10. WITHHOLDING; TAX CONSEQUENCES

10.1    WITHHOLDING

        The Company may require the Holder to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant or exercise of any Award. Subject to the Plan and applicable law, and unless the Plan Administrator determines otherwise, the Holder may satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Participant to the Company.

10.2    TAX CONSEQUENCES

        The Options shall be treated as nonqualified options (as defined in the Code) for federal income tax purposes.

                  SECTION 11. AMENDMENT AND TERMINATION OF PLAN

11.1    AMENDMENT OF PLAN

        The Plan may be amended by the Board as it shall deem advisable. The Board shall provide written notice to each Participant of any amendments to the Plan.

11.2    TERMINATION OF PLAN

        The Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date.

11.3    CONSENT OF HOLDER

        The amendment or termination of the Plan shall not, without the consent of the Holder of any Award under the Plan, impair or diminish any rights or obligations under any Award theretofore granted under the Plan.



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                               SECTION 12. GENERAL

12.1    AWARD AGREEMENTS

        Awards granted under the Plan shall be evidenced by a written agreement that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

12.2    CONTINUED EMPLOYMENT OR SERVICES; RIGHTS IN AWARDS

        None of the Plan, participation in the Plan as a Participant or any action of the Plan Administrator taken under the Plan shall be construed as giving any Participant or employee of the Company any right to be retained in the employ of the Company or limit the Company's right to terminate the employment or services of the Participant.

12.3    REGISTRATION

        The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any share of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The shares of Common Stock issued under the Plan may be subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

        Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares of Common Stock hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares of Common Stock as to which such requisite authority shall not have been obtained.

        As a condition to the exercise of an Option or any other receipt of shares of Common Stock pursuant to the Plan, the Company may require the Participant to represent and warrant at the time of any such exercise or receipt that such shares of Common Stock are being purchased or received only for the Participant's own account and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any such shares of Common Stock may be placed on the official books and records of the Company. The Plan Administrator may also require such other action or agreement by the Participants as may from time to time be necessary to comply with the federal and state securities laws.

12.4    COMPLIANCE WITH LAWS AND REGULATIONS

        Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or managers subject to Section 16 of the Exchange Act without so



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restricting, limiting or conditioning the Plan with respect to other
Participants.

12.5    NO TRUST OR FUND

        The Plan is intended to constitute an "unfunded" plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

12.6    SEVERABILITY

        If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

                           SECTION 13. EFFECTIVE DATE

        The Plan's effective date is the date on which it is adopted by the Board.

        Adopted by the Board of the Company on July 28, 2000.



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